Exhibit No. 99.1

BANK OF SMITHTOWN
EXECUTIVE INCENTIVE RETIREMENT AGREEMENT

(Revised for Section 409A Compliance)

THIS AGREEMENT is made this _________ day of _________________, 2008, by and between Bank of Smithtown, a New York State chartered bank, located in Smithtown, NY, (the "Company"), and ________________________ (the "Executive").

INTRODUCTION

To encourage the Executive to remain an employee of the Company, the Company is willing to provide to the Executive a deferred incentive opportunity.  The Company will pay the benefits from its general assets.  This Agreement, which is intended to comply with Section 409A of the Code and all regulations and guidance issued thereunder covers awards (or any portion thereof) made under the prior Executive Incentive Retirement Agreement between the Company and the Executive (the “Prior Agreement”) which were (i) made after December 31, 2004 or (ii) made prior to January 1, 2005 but only to the extent such awards were not vested on or before December 31, 2004.  In addition, this Agreement covers all Earnings with respect to awards (or any portion thereof) described in (i) and (ii) of this paragraph.  The Agreement also provides for awards made on or after the effective date.  This Agreement does not cover awards made or vested (whether in whole or in part) prior to January 1, 2005, which continue to be covered by the Prior Agreement.  For purposes of this Agreement, “Section 409A” shall refer to Section 409A of the Code and all regulations and guidance issued thereunder.

AGREEMENT

The Executive and the Company agree as follows:

Article 1
Definitions

1.1       Definitions.  Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1.1           “Base Salary" means the total annual base salary payable to the Executive at the rate in effect on the date specified.  Base Salary shall not be reduced for any salary reduction contributions: (i) to cash or deferred arrangements under Section 401(k) of the Code; (ii) to a cafeteria plan under Section 125 of the Code; or (iii) to a deferred compensation plan that is not qualified under Section 401(a) of the Code.

1.1.2           “Change of Control” means any of the following:

(i)     Merger:  The Company merges into or consolidates with another corporation, or merges another corporation into the Company and, as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company immediately before the merger or consolidation;

(ii)  Acquisition of Significant Share Ownership:  A report on Schedule 13D or another form or schedule (other than Schedule 13G) is filed or is required to be filed under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person(s) has or have become the beneficial owner(s) of 25% or more of a class of the Company’s voting securities, but this clause (b) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

(iii)  Change in Board Composition:  During any period of two consecutive years, individuals who constitute the Company’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s Board of Directors; provided, however, that for purposes of this clause (c), each director who is first elected by the board (or first nominated by the board for election by stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the period shall be deemed to have been a director at the beginning of the two-year period; or

(iv)      Sale of Assets: The Company sells to a third party all or substantially all of its assets.

1.1.3           "Code" means the Internal Revenue Code of 1986, as amended.

1.1.4           "Deferral Account" means the Company’s accounting of the Executive’s accumulated Deferrals plus accrued interest.

1.1.5           "Disability" means the Executive's inability to perform substantially all normal duties of the Executive's position, as determined by the Company's Board of Directors in its sole discretion.  As a condition to any benefits, the Company may require the Executive to submit to such physical or mental evaluations and tests as the Board of Directors deems appropriate.  Notwithstanding the foregoing, if any provision of this Agreement would cause a payment of deferred compensation to be made upon the occurrence of the Executive’s Disability, then such payment shall not be made unless such Disability also constitutes a “disability” within the meaning of Section 409A.  Any payment that would have been made except for the application of the preceding sentence shall be made in accordance with the time of payment schedule that would have applied in the absence of a Disability.

1.1.6           “Early Retirement Age” means the Executive’s 55th birthday, provided he has completed at least 15 Years of Service.

1.1.7           “Early Retirement Date” means the date that the Executive has terminated employment after attaining his 55th birthday but before his 65th birthday provided he has completed at least 15 Years of Service.

1.1.8           "Earnings” means the Company’s reported Net Income after taxes.

1.1.9           “Effective Date” means the date first written above.

1.1.10         "Election Form" means the Form attached as Exhibit 1.

1.1.11         "Extraordinary Items” means those items recognized by Generally Accepted Accounting Principles as extraordinary that substantially affect shareholder equity and/or the Company’s assets.  Examples of such items are stock redemptions, mergers, acquisitions, stock splits and other items of that nature.

1.1.12         “Return On Equity” means the Company’s Earnings, adjusted for Extraordinary Items, divided by the Company’s common stock equity at the end of the same fiscal year.

1.1.13         "Normal Retirement Age" means the Executive’s 65th birthday.

1.1.14         "Normal Retirement Date" means the later of the Normal Retirement Age or Termination of Employment.

1.1.15         reserved

1.1.16         “Growth of Stock Rate” means the percentage change in the Company’s fair market value common stock price (“Stock Price”) over a one-year period, measured on December 31 of each year, rounded to the nearest tenth of a percent, with a guaranteed minimum of 6% and a maximum of 12%, cumulatively.  Schedule D shows examples of the “cumulative” impact on the “Growth of Stock Rate”.

1.1.17         "Termination of Employment" means the Executive ceasing to be employed by the Company for any reason whatsoever, voluntary or involuntary, other than by reason of an approved leave of absence.  For purposes of determining whether the Executive is entitled to a distribution of the Executive’s Deferral Account, other than in connection with the Executive’s termination of employment by reason of death or Disability, the Executive’s termination of employment must constitute a “separation from service” for purposes of Section 409A of the Code.   Whether a separation from service has occurred shall be determined in accordance with the requirements of Section 409A of the Code based on whether the facts and circumstances indicate that the Company and the Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty six (36) month period

1.1.18         "Years of Service" means the total number of twelve-month periods during which the Executive is employed on a full-time basis by the Company, inclusive of any approved leave of absence.

Article 2
Incentive

2.1       Incentive Award. Return On Equity (the “ROE”) determined as of December 31 of each calendar year shall determine the Executive’s Incentive Award Percentage, in accordance with the attached Schedule A.  The chart on Schedule A is specifically subject to change annually at the sole discretion of the Company’s Board of Directors.  The Incentive Award is calculated annually by taking the Executive’s Base Salary for the calendar year in which the ROE was calculated times the Incentive Award Percentage.

2.2       Incentive Deferral.  On March 1 following each calendar year, the Company shall declare and pay the Incentive Award in the form of compensation and the Executive shall defer such amount to the Deferral Account.

Article 3
Deferral Account

3.1       Establishing and Crediting.  The Company shall establish a Deferral Account on its books for the Executive, and shall credit to the Deferral Account the following amounts:

3.1.1           Deferrals. The Incentive Deferral as determined under Article 2.

3.1.2           Interest.  On March 1 following each calendar year and immediately prior to the payment of any benefits, interest on the account balance since the preceding credit under this Section 3.1.2, at an annual rate, compounded monthly, equal to the Growth of Stock Rate for the same period. However the annual growth rate shall not be less than Six Percent (6%) or greater than 12%

3.2       Statement of Accounts.  The Company shall provide to the Executive, within one hundred twenty (120) days after each calendar year, a statement setting forth the Deferral Account balance.

3.3       Accounting Device Only.  The Deferral Account is solely a device for measuring amounts to be paid under this Agreement.  The Deferral Account is not a trust fund of any kind.  The Executive is a general unsecured creditor of the Company for the payment of benefits.  The benefits represent the mere Company promise to pay such benefits.  The Executive's rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Executive's creditors.

Article 4
Lifetime Benefits

4.1       Normal Retirement Benefit.  If the Executive terminates employment on or after the Normal Retirement Age for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 4.1 in lieu of any other benefit under this Agreement.

4.1.1   Amount of Benefit.  The benefit under this Section 4.1 is the Deferral Account balance on the Executive's Normal Retirement Date.

4.1.2   Payment of Benefit.  The Company shall pay the benefit to the Executive commencing on the first day of the month following the Executive’s Normal Retirement Date in the form elected by the Executive on the Election Form.  If the Executive elects to receive payments in equal monthly installments, the Company shall continue to credit interest on the remaining account balance during any applicable installment period fixed at the rate in effect under Section 3.1.2 on the date of the Executive’s Termination of Employment.  If permitted by the Company, but subject to limitations below, the Executive may elect to change the time or form of payment under this Section 4.1.2 and Sections 4.1.4 and 4.1.5, by submitting a new Election Form to the Company, provided the following conditions are met:  (i) such change will not take effect until at least twelve (12) months after the date on which the new election is made and approved by the Company; (ii) if the original election is pursuant to a specified time or fixed schedule, the change cannot be made less than twelve (12) months before the date of the first scheduled original payment, and (iii) in the case of an election related to a payment other than a payment on account of death, disability, or unforeseeable emergency, the first payment with respect to which the change is made must be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made.  Notwithstanding the foregoing, the Executive may submit a new benefit election with respect to his Deferral Account under this Agreement on or before December 31, 2008 pursuant to transition relief issued under Section 409A.

4.2        Early Retirement Benefit.  If the Executive terminates employment on or after the Early Retirement Age and before the Normal Retirement Age, and for reasons other than death or Disability, the Company shall pay to the Executive the benefit described in this 4.2 in lieu of any other benefit under this Agreement.

4.2.1     Amount of Benefit.  The benefit under this Section 4.2 is the vested portion of the Deferral Account balance on the Executives Termination of employment.

4.2.2     Vesting of Awards: For purposes of this section 4.2, Incentive Awards will vest per the attached schedule C.

4.2.3     Payment of Benefit.  The Company shall pay the benefit to the Executive in the form and at the time elected by the Executive on the Election Form.  If the Executive elects the Deferred Payment Option or to receive payments in equal monthly installments, the Company shall continue to credit interest on the remaining account balance during any applicable installment period fixed at the rate in effect under Section 3.1.2 on the date of the Executive’s Termination of Employment.

4.3       Early Termination Benefit.  If the Executive terminates employment before the Early Retirement Age for reasons other than death or Disability, the Company shall pay to the Executive the benefit described in the 4.3.1 in lieu of any other benefits under this Agreement.

4.3.1     Amount of Benefit. There shall be no benefit under section 4.3.

4.4       Disability Benefit.  If the Executive terminates employment for Disability prior to the Early Retirement Age or Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 4.4 in lieu of any other benefit under this Agreement.

4.4.1     Amount of Benefit.  The benefit under this Section 4.4 is the Deferral Account balance at Termination of Employment.

4.4.2     Payment of Benefit. The Company shall pay the benefit to the Executive commencing on the first day of the month following the Executive’s Termination of Employment by reason of Disability in the form elected by the Executive on the Election Form.  If the Executive elects to receive payments in equal monthly installments, the Company shall continue to credit interest on the remaining account balance during any applicable installment period fixed at the rate in effect under Section 3.1.2 on the date of the Executive’s Termination of Employment.

4.5    Change of Control Benefit.  Upon a Change of Control while the Executive is in the active service of the company, the Company shall pay to the Executive the benefit described in this Section 4.5 in lieu of any other benefit under this Agreement.

4.5.1	Amount of Benefit. The benefit under Section 4.5 is the 100% of the Deferral Account balance on the date of the Executives Termination of Service.

4.5.2	Payment of Benefit. The Company shall pay the benefit to the Executive in a lump-sum payment no later than 60 days after the Executive’s Termination of Service.

4.6    Unforeseeable Emergency.  Upon the Company’s determination (following petition by the Executive) that the Executive has suffered an unforeseeable emergency as described below, the Company shall (i) terminate the then effective deferral election of the Executive to the extent permitted under Section 409A, and (ii) distribute to the Executive all or a portion of the Deferral Account balance as determined by the Company, but in no event shall the distribution be greater than the amount determined by the Company that is necessary to satisfy the unforeseeable emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which the unforeseeable emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Executive’s assets (to the extent the liquidation of assets would not itself cause severe financial hardship); provided, however, that such distribution shall be permitted solely to the extent permitted under Section 409A. For purposes of this Section, “unforeseeable emergency” means a severe financial hardship to the Executive resulting from (a) an illness or accident of the Executive, the Executive’s spouse or a dependent (as defined in Code Section 152(a)) of the Executive, (b) a loss of the Executive’s property due to casualty, or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Executive, each as determined to exist by the Company.

Article 5
Death Benefits

5.1       Death During Active Service.  If the Executive dies while in the active service of the Company, the Company shall pay to the Executive's beneficiary the benefit described in this Section 5.1.

5.1.1     Amount of Benefit.  The benefit under Section 5.1 is the greater of the Deferral Account balance or the projected retirement benefit as per the attached Schedule B.

5.1.2     Payment of Benefit. The Company shall pay the benefit to the beneficiary commencing on the first day of the month following the Executive’s death in the form elected by the Executive on the Election Form.  If the Executive elects payments in equal monthly installments, the Company shall continue to credit interest on the remaining account balance during any applicable installment period fixed at the rate in effect under Section 3.1.2 on the date of the Executive’s Termination of Employment.

5.2       Death During Benefit Period.  If the Executive dies after benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive's beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

5.3       Death After Termination of Employment But Before Benefit Payments Commence. If the Executive is entitled to benefit payments under this Agreement, but dies prior to the commencement of said benefit payments, the Company shall pay the benefit payments to the Executive’s beneficiary that the Executive was entitled to prior to death except that the benefit payments shall commence on the first day of the month following the date of the Executive’s death.

Article 6
Beneficiaries

6.1       Beneficiary Designations.  The Executive shall designate a beneficiary by filing a written designation with the Company.  The Executive may revoke or modify the designation at any time by filing a new designation.  However, designations will only be effective if signed by the Executive and accepted by the Company during the Executive's lifetime.  The Executive's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved.  If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive's estate in a lump sum.

6.2       Facility of Payment.  If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person.  The Company may require proof of incompetence, minority or guardianship, as it may deem appropriate prior to distribution of the benefit.  Such distribution shall completely discharge the Company from all liability with respect to such benefit.

Article 7
General Limitations

Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Company terminates the Executive's employment for any of the following reasons (i) gross negligence or gross neglect of duties; (ii) commission of a felony or of a gross misdemeanor involving moral turpitude; or (iii) fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Executive's employment and resulting in an adverse effect on the Company.

Article 8
Claims and Review Procedures

8.1       Claims Procedure.  The Company shall notify any person or entity that makes a claim against the Agreement (the “Claimant”) in writing, within ninety (90) days of Claimant’s written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement.  If the Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Agreement's claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed.  If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety-day period.

8.2       Review Procedure.  If the Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within sixty (60) days after receipt of the notice issued by the Company.  Said petition shall state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits.  Within sixty (60) days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Company orally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Company shall notify the Claimant of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based.  If, because of the need for a hearing, the sixty-day period is not sufficient, the decision may be deferred for up to another sixty-day period at the election of the Company, but notice of this deferral shall be given to the Claimant.

Article 9
Amendments and Termination

This Agreement may be amended or terminated only by a written agreement signed by the Company.

Article 10
Miscellaneous

10.1     Binding Effect.  This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

10.2     No Guarantee of Employment.  This Agreement is not an employment policy or contract.  It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive.  It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

10.3     Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

10.4     Reorganization.  The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement.  Upon the occurrence of such event, the term “Company” as used in this Agreement shall be deemed to refer to the successor or survivor company.

10.5     Tax Withholding.  The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

10.6      Applicable Law.   The Plan and all rights hereunder shall be governed by and construed according to the laws of New York , except to the extent preempted by the laws of the United States of America.

10.7     Unfunded Arrangement.  The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement.  The benefits represent the mere promise by the Company to pay such benefits.  The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors.  Any insurance on the Executive's life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

10.8     Recovery of Estate Taxes.  If the Executive’s gross estate for federal estate tax purposes includes any amount determined by reference to and on account of this Agreement, and if the beneficiary is other than the Executive’s estate, then the Executive’s estate shall be entitled to recover from the beneficiary receiving such benefit under the terms of the Agreement, an amount by which the total estate tax due by the Executive’s estate, exceeds the total estate tax which would have been payable if the value of such benefit had not been included in the Executive’s gross estate.  If there is more than one person receiving such benefit, the right of recovery shall be against each such person.  In the event the beneficiary has a liability hereunder, the beneficiary may petition the Company for a lump sum payment in an amount not to exceed the beneficiary’s liability hereunder.

10.9       Entire Agreement.  This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof.  No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

10.10   Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

10.10.1    Interpreting the provisions of the Agreement;

10.10.2     Establishing and revising the method of accounting for the Agreement;
10.10.3     Maintaining a record of benefit payments; and
10.10.4     Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

10.11   Designated Fiduciary.  For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Company shall be the named fiduciary and plan administrator under the Agreement.  The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

10.12  Specified Employees.  Despite any contrary provision of this Agreement, if, when an Executive’s service terminates, the Executive is a “specified employee,” as defined in Section 409A of the Code, and if any payments under this Agreement will result in additional tax or interest to the Executive because of Section 409A, the Executive shall not be entitled to payment until the earliest of (i) the date that is at least six months after termination of the Executive’s employment for reasons other than the Executive’s death, (ii) the date of the Executive’s death, or (iii) any earlier date that does not result in additional tax or interest to the Executive under Section 409A.  If any provision of this Agreement would subject the Executive to additional tax or interest under Section 409A, the Company shall reform the provision. However, the Company shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest

IN WITNESS WHEREOF, the Executive and a duly authorized Company officer have signed this Agreement.

EXECUTIVE:	COMPANY:
Bank of Smithtown

By:

Title: